Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is entered into effective as of June 1, 2022 (the “Effective Date”) by and among Alico Inc., a Florida corporation (“Company”) and Richard Rallo (“Contractor”).

Background

The parties to this Agreement desire for Company to engage Contractor under the legal relationship of an independent contractor according to the terms and conditions of this Agreement, for the provision of the “Services” as defined herein.  Services are expected to include consulting advice related to his previous responsibilities and duties as Chief Financial Officer of the Company.  The Contractor will receive instructions and requests directly from the Chief Executive Officer at the Company.

Now, therefore, in consideration of the mutual premises and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Terms

1.Term.  Company agrees to engage Contractor, and Contractor agrees to be so engaged, for a period up to seven (7) months commencing on the Effective Date (the “Term”).  Upon the expiration of the Term, this Agreement shall not renew without the prior written consent of the parties.

2.Compensation.  Contractor shall receive $5,000 per month for all services rendered, which shall be a monthly invoice presented to Alico at the close of each month.  During this term, services under this agreement must be requested by the CEO via email.  Payment shall be made upon receipt once such invoice for services rendered is received by Alico.  Company shall reimburse for pre-approved expenses including travel, mileage and meals incurred while providing services to Company.  Contractor shall not be entitled to any other payments or benefits from Company in compensation for the provision of the Services (as such term is defined herein), however, this contract is designed to maintain a Consulting relationship to ensure Continuous Service as defined in paragraph 3(b) of the Incentive Stock Option Agreement under the Stock Incentive Plan of 2015 executed between the Contractor and the Company on October 11, 2019.

3.Independent Contractor Relationship.  It is specifically agreed that the relationship of the parties hereto shall be that of a company and an independent contractor, and not that of an employer-employee.  Therefore, the parties specifically agree that Company shall have the right of control only to the extent of determining the results to be accomplished by Contractor, but not as to the details and means by which those results shall be accomplished.  Contractor is not an employee of Company.  Contractor shall be solely responsible for unemployment compensation contributions, all benefits and any other payroll tax matters as they relate to Contractor.  Contractor shall not be considered an employee of Company for federal income tax purposes.  In the event that the Internal Revenue Service does not recognize this Agreement as establishing an independent contractor relationship and assesses a deficiency, penalties or interest against Company, then Contractor agrees to indemnify Company for all such amounts.  Contractor shall assume full and total responsibility for, and legal liability relating to, all taxes which may be owed as a result of its relationship with Company under this Agreement, including, but not limited to, the payment of self-employment taxes, the payment of any federal and state unemployment taxes, the payment of federal and state estimated income taxes due and payable resulting from the compensation earned, and all other income or employment taxes.  Contractor hereby agrees to indemnify, defend and hold harmless Company, from and against any and all claims, losses and damages related, directly or indirectly, to any representation, warranty, action or inaction of Contractor or any of Contractor’s employees or agents.  Company hereby agrees to indemnify, defend and hold harmless Contractor, from and against any and all claims, losses and damages related, directly or indirectly, to any representation, warranty, action or inaction of Company or any of Company’s employees or agents (other than Contractor).

4.Confidentiality.  Contractor acknowledges that Company continually obtains and develops valuable proprietary and confidential information (as further defined below, the “Confidential Information”) which are owned solely by Company, even if created by Contractor, and which may become known to Contractor in connection with this Agreement.

Contractor acknowledges that all Confidential Information is and shall remain the exclusive property of Company.  By way of illustration, but not limitation, Confidential Information may include photographs, film, slides, prints, digital and electronic media, designs, patents, inventions, trade secrets, technical information, know-how, research and development activities of Company, product and marketing plans, customer and supplier information, and information disclosed to Company or to Contractor by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential Information is contained in various media, including without limitation, film, slides, video, digital and electronic media, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data, and other documents and records of Company, whether or not in writing and whether or not labeled or identified as confidential or proprietary.

Contractor agrees that she shall not, during the Term and thereafter, publish, disclose, or otherwise make available to any third party any Confidential Information except as expressly authorized in writing by Company.  Contractor agrees that Contractor shall use such Confidential Information only in the performance of his duties for Company and in accordance with any Company policies regarding the protection of Confidential Information.  Contractor agrees not to use such Confidential Information for Contractors’ own benefit or for the benefit of any other person or business entity.

Contractor agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession.  Contractor further agrees not to remove any Confidential Information from Company’s premises except to the extent necessary to provide services to Company.  Upon the termination of Contractor’s relationship with Company, or at any time upon Company’s request, Contractor shall return immediately to Company any and all materials containing any Confidential Information then in Contractors’ possession or control.

Confidential Information shall not include information that (a) is or becomes generally known within Company’s industry through no fault of Contractor; (b) was known to the Contractor at the time it was disclosed as evidenced by Contractor’s written records at the time of disclosure; (c) is lawfully and in good faith made available to Contractor by a third party who did not derive it from Company; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Company.

5.Intellectual Property.  Contractor agrees that any works made by Contractor pursuant to the engagement with Company, or that are otherwise created when providing Services, are “works made for hire” and that Company, as the one for whom the works are prepared, shall own all right, title and interest in the works.  Contractor agrees that to the extent that the works are not deemed “works made for hire”, Company shall own all right, title and interest to copyrightable works or any other intellectual property developed or altered by Contractor during, or related to, Contractor’s engagement and does hereby agree to assign and does hereby assign to Company, its successors, assigns, or nominees, all right, title and interest to said intellectual property or any other new developments relating to any subject matter with which Contractor’s work for Company is, or may be, concerned with, whether or not copyrightable or patentable, which Contractor has made, conceived, or hereafter shall make or conceive during Contractor’s engagement or association with Company, whether or not such intellectual property is made or conceived in conjunction with others, and whether or not made or conceived in the course of Contractor’s engagement or association with Company or with the use of Company’s time, materials, or facilities. Contractor further agrees that Contractor will, without charge to Company, execute, acknowledge, assign, and deliver such copyrights, assignments, and any such further material as may be necessary to obtain copyright or patent in any country, and vest title thereto in Company, its successors, assigns, or nominees.

Contractor represents and warrants that the works or other intellectual property will be original, will not infringe upon the rights of any third party, and will not have been previously assigned, licensed or otherwise encumbered.  To the extent that Contractor utilizes third party agents, Contractor will secure the necessary agreements to assign all intellectual property ownership to Company.

Contractor further acknowledges that the works created during Contractors’ prior employment with Company were works made for hire and all right, title and interest in such works are owned by Company.

6.Specific Performance.  With respect to the covenants and agreements of Contractor set forth in Sections 4 and 5 hereof, the parties agree that a violation of such covenants and agreements will cause irreparable injury to Company for which Company will not have an adequate remedy at law, and that Company shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to obtain an injunction to restrain Contractor from violating, or continuing to violate, such covenants and agreements.  In the event Company does apply for such an injunction, Contractor shall not raise as a defense thereto that Company has an adequate remedy at law.

7.Termination.  This Agreement may be terminated by either party with 30 days notice.

8.Miscellaneous.

(a)This Agreement shall not be changed, modified or amended except by a writing signed by all parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.  The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

(b)This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.  This Agreement may not be assigned by any party hereto. Notwithstanding the foregoing, Company may, without the consent of any other party hereto, assign its rights under this Agreement to any lender of Company, if required by the lender; provided, however, that such assignee shall remain subject to the terms and conditions of this Agreement.  Any assignment in violation of this Agreement shall be void.

(c)If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining portions of this Agreement.

(d)The parties agree that the exclusive jurisdiction and venue of any lawsuit between them arising under this Agreement or the transactions contemplated herein shall be the state courts sitting in Florida and each of the parties hereby irrevocably agrees and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit.  The laws of Florida shall govern this Agreement.

(e)The headings of the sections hereof are inserted for convenience only and in no way define, limit or prescribe the intent of this Agreement.

(f)This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)The parties agree that this Agreement has been prepared as a result of their mutual arms-length negotiation and the Agreement shall, not, in any respect, be interpreted against either party as the purported drafter thereof.

(i)In the event it should become necessary for any party to retain the services of an attorney to enforce any provision of the Agreement, the non-prevailing party agrees to pay to the prevailing party the costs of any legal proceedings and reasonable attorney and paralegal fees, including any attorney and paralegal fees and costs incurred as a result of an appellate proceeding. The amount owed will be capped at the total amount paid by the Company to the Contractor regardless of total legal costs.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Contractor:	Company:

Richard Rallo	ALICO, INC.
/s/ Richard Rallo	/s/ John E. Kiernan
Date: June 1, 2022	By: John. E Kiernan
Its: President and CEO
Date: June 1, 2022